BYLAW AMENDMENTS


           WHEREAS, Article II, Section 9 of the Bylaws of the Fund provides in pertinent part that a majority of the votes cast at a meeting of the stockholders, duly called and at which a quorum is present, shall be sufficient to take any action on any matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Articles of Incorporation; and

           WHEREAS, the Board of Directors has determined that it is in the best interests of the Fund and its stockholders to adopt a super-majority stockholder voting requirement in connection with proposals to engage in extraordinary transactions or modify the structure of the Fund;

           RESOLVED, that Article II, Section 9 of the Bylaws of the Fund be, and it hereby is, amended to read in its entirety as follows:

           Section 9. A majority of the votes cast at a meeting of the stockholders, duly called and at which a quorum is present, shall be sufficient to take any action on any matter which may properly come before the meeting, except that the vote of at least 75% of the stockholders, in addition to any vote of the Board of Directors as may be required by law or by the Bylaws, shall be necessary to effect any of the following actions: (a) any amendment to the Articles of Incorporation to convert the Corporation from a closed-end investment company form to an open-end investment company form (as such terms are defined in the Investment Company Act of 1940); (b) any stockholder proposal as to specific investment decisions made or to be made with respect to the Corporation?s assets; or (c) any Business Combination.

           Business Combination shall mean the following: (a) any merger or consolidation of the Corporation with or into any other person; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any other person of any assets of the Corporation except for portfolio transactions of the Corporation effected in the ordinary course of the Corporation?s business; (c) the issuance or transfer by the Corporation (in one transaction or a series of transactions) of any shares of the Corporation to any other person in exchange for cash, securities or other property (or a combination thereof) excluding sales of any shares of the Corporation in connection with a public offering thereof.






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           WHEREAS, Article III, Section 2 of the Bylaws of the Fund provides in pertinent part that each Director shall hold office until the annual meeting of stockholders of the Fund next succeeding his election and until his successor is duly elected and qualifies, or until his earlier resignation, death or removal; and

           WHEREAS, the Board of Directors has determined that it is in the best interests of the Fund and its shareholders to establish three classes of Directors with each class having a term of office no greater than three years and with the term of office for each class expiring in a different calendar year;

           RESOLVED, that Article III, Section 2 of the Bylaws of the Fund be, and it hereby is, amended to read in its entirety as follows:

           Section 2. By vote of a majority of the entire Board of Directors, the number of Directors may be increased or decreased from time to time, but such number shall not be less than three (3) nor more than twenty (20), and the tenure of office of a Director shall not be affected by any decrease in the number of Directors so made by the Board of Directors. The Board of Directors shall be divided into three classes. Within the limits above specified, the number of directors in each class shall be determined by resolution of the Board of Directors. The term of office of the first class shall expire on the date of the annual meeting of stockholders held in 1999. The term of office of the second class shall expire one year thereafter. The term of office of the third class shall expire two years thereafter. Upon expiration of the term of office in each class as set forth above, the number of Directors in such class, as determined by the Board of Directors, shall be elected for a term of three years to succeed the Directors whose terms of office expire. The Directors shall be elected at the annual meeting of the stockholders, except as provided in Section 3 of this Article III, and each Director elected shall hold office until his successor is duly elected and qualifies, or until his earlier resignation, death, or removal. Any vacancy created by an increase in Directors may be filled in accordance with Section 3 of this Article III.
           Directors need not be stockholders.